CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the two Prospectuses in this Post-Effective Amendment No. 5 to the Registration Statement No. 333-17641 on Form S-6 of (1) our report dated February 8, 1999 relating to the financial statements of The Equitable Life Assurance Society of the United States Separate Account FP for the year ended December 31, 1998, and (2) our report dated February 8, 1999 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1998, which reports appear in such Prospectuses. We also consent to the reference to us under the heading "Financial Statements of Separate Account FP and Equitable Life" in each Prospectus.

PricewaterhouseCoopers LLP
New York, New York
July 23, 1999